Exhibit 99.1

One Horizon Group Completes Acquisition

of Music Production Company C-Rod, Inc.

LONDON, February 28, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced that it has entered into an Exchange Agreement to acquire a one hundred percent interest in C-Rod, Inc., along with its record label, Velveteen Entertainment and media content division, Mues Media (collectively, the “C-Rod Companies”).

The C-Rod Companies will continue business operations as ‘Love Media House,’ a wholly owned subsidiary of One Horizon, post-closing.

C-Rod, Inc., a premier music production company founded in 2002 by Grammy-nominated, multi-platinum producer and composer Christopher Rodriguez, regularly works with superstar artists, which have included many celebrity acts such as Rihanna, Jennifer Lopez, Lady Gaga, Enrique Iglesias and Pet Shop Boys.

C-Rod’s music productions and remixes are consistently at the top of the Billboard charts. C-Rod has been involved in several #1 Billboard hits with more than 100 songs breaking the Top 40.

By way of example, C-Rod recently remixed ‘Consideration,” by Rihanna featuring SZA, which currently sits atop the Billboard Dance Club Chart: https://www.billboard.com/charts/dance-club-play-songs/2018-02-24.

Velveteen Entertainment has signed multiple up-and-coming music artists to its roster under ‘360 deals’ and Muse Media has produced acclaimed top-ten charting Billboard music videos and works with artists and corporations in the areas of strategic branding, content development, social media marketing and digital distribution.

“We are very pleased that we have entered into the Exchange Agreement with C-Rod and its businesses, which are complementary to our recent acquisition of a majority interest in 123Wish and our strategy to acquire and expand innovative technology-driven digital and social media companies within our platform,” said Mark White, One Horizon Group’s Founder and CEO. “We are grateful to work with Chris Rodriguez, Patricia Nieto and their team; C-Rod is a profitable business and we expect to recognize revenue commencing with the closing of this acquisition.”

“Our business is growing quickly and we are confident that access to One Horizon’s technology will accelerate our expanded social media offerings, advance our digital streaming footprint and allow us to further work with artists to develop multiple revenue streams associated with their brands and media companies incorporating cutting edge augmented reality and artificial intelligence,” said Christopher Rodriguez, Founder and Co-Chief Executive Officer of the C-Rod Companies.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and digital technology acquisition company, which holds a majority interest in 123Wish, a subscription-based, experience marketplace that focuses on providing users with exclusive opportunities to enjoy personalized, dream experiences with some of the world’s most renowned social media influencers, and an Asia-based securing messaging business. For more information, please visit http://www.onehorizongroup.com/investors-overview/.

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com